PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of October 20, 2006, by and between STERLING MINING COMPANY, an Idaho corporation (hereinafter referred to as “Purchaser”), and ESSENTIAL METALS CORPORATION, an Idaho corporation (hereinafter referred to as “Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the Pond (as hereinafter defined); and

WHEREAS, Purchaser desires to purchase the Pond from Seller;

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1.    Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller all those certain tract(s) or parcel(s) of land located in Shoshone County, State of Idaho and being described in Exhibit A attached hereto, together with all structures and other improvements, if any, located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, to the extent owned by Seller, any and all oil, gas and mineral rights and interests with respect thereto, if any (collectively, the “Pond”).

2.    Purchase Price, Including Stull Yard.

(a)    The purchase price (the “Purchase Price”) for the Pond shall be the total sum of $4,500,000 plus the conveyance by Purchaser to Seller of certain real property situated in Shoshone County, Idaho being described in Exhibit B1 and Exhibit B2 attached hereto, together with all structures and other improvements, if any, located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, to the extent owned by Purchaser, and all oil, gas and mineral rights and interests with respect thereto, if any (collectively, the “Stull Yard”).

(b)    The $4,500,000 shall be paid as follows:

(1)     The sum of $100,000, which was paid by the Purchaser to the Seller on October 3, 2006, and which is nonrefundable;

(2)     The sum of $500,000, to be paid at the First Closing, as defined below, and when paid is nonrefundable; and

(3)     The sum of $3,900,000, to be paid at the Second Closing, as defined below.

(c)     The Purchase Price will be paid at each Closing by wire transfer of the full amount thereof in immediately available funds to the Closing Agent, by the date and at the time specified in this Agreement for each Closing.

(d)     The Stull Yard shall be conveyed to the Seller at the Second Closing, or at such later date as provided below.

3.    Closing.

(a)     There shall be two Closings. The First Closing shall be on October 20, 2006. The Second Closing shall be on January 22, 2007. Each Closing shall be at the offices of the Closing and Escrow Agent hereby appointed by the parties, Alliance Title And Escrow, 412 Cedar Street, Wallace, Idaho, phone 208-752-1167 (“Title Company”). Each Closing shall take place at 2:00 PM local time, with time being of the essence. The wire transfer instructions for the Title Company are:

Wells Fargo Bank
Wallace, Idaho 83873
Account No. xxxxxxxxxx
ABA No. 121000248
Attn: Kari Hill Re: xxxxxxxxxxxx-
From: Sterling Mining Company

(b) At the First Closing Seller will execute and deliver, or merely deliver as the context of this Agreement requires, to Title Company:

(1)     a warranty deed in the form attached hereto as Exhibit C (the “Pond Deed”), conveying the Pond to Purchaser using the legal description attached hereto as Exhibit A;

(2)     an assignment to the Purchaser of the EPA NPDES permit No. ID-000006-0 currently in the name of Seller along with any associated letters or documents sufficient to allow the Purchaser to effect the assignment to the end of EPA acceptance and approval of said assignment in accordance with applicable EPA regulations, such documents in the form attached hereto as Exhibit D (“NPDES Permit Assignment”);

(3)     an assignment to the Purchaser of any and all tailings pond decant line easements which allow the tailings pond decant line to run from the Pond to the South Fork of the Coeur d’ Alene River, in the form attached hereto as Exhibit E (“Decant Line Easement Assignment”);

(4)     an easement over and across Seller’s lands which allows the tailings and mine water line to run from Purchaser’s mill to the Pond, in the form attached hereto as Exhibit F (“Tailings Line Easement”);

(5)     an assignment to the Purchaser of the Mine Tailings Impoundment Structure Certificate Of Approval issued by the Idaho Department Of Water Resources, together with the tailings pond abandonment security Certificate Of Deposit No. 1116236 in the amount of $17,000, in the form attached hereto as Exhibit G (“Dam Safety Certificate Assignment”), it being agreed that at the Second

Closing Purchaser will pay to Seller the sum of $17,000 plus any unpaid accrued interest related to the Certificate Of Deposit to the date of the Second Closing, in addition to all other sums due at said Second Closing;

(6)     a conveyance of water right number 94-7290 for ground water in the amount of 0.03 cfs associated with the tailings lift station, together with duly executed State Of Idaho Department Of Water Resources Notice Of Change In Water Right Ownership, in the form attached hereto as Exhibit H (“Water Rights Deed”);

(7)     an assignment of that certain BLM easement which allows easement rights upon BLM lands for the 14-inch tailings line which runs from what is commonly known as the Sunshine mill to what is commonly known as the Sunshine (now Essential) tailings pond, attached hereto as Exhibit L (“BLM Easement Assignment”);

(8)     written evidence that the real property taxes for the year 2006 for the Pond have been paid in full; and

(9)     a commitment for title insurance for standard form of coverage for the Pond from Title Company with Purchaser as the proposed insured, in the amount of $4,500,000, with the effective date the date of the First Closing.

At the First Closing Purchaser shall execute and deliver, or merely deliver as the context of this Agreement requires, to Title Company:

(10)     the sum of $500,000;

(11)     a warranty deed in the form attached hereto as Exhibit I (“Stull Yard Deed”), conveying the Stull Yard to Seller using the legal descriptions attached hereto as Exhibits B1 and B2;

(12)     an easement upon the Pond lands which allows Seller access to a monitoring well situated thereon, attached hereto as Exhibit M (“Monitoring Well Easement”);

(13)     an easement over a strip of land running east-west located near what is commonly known as the Sunshine office complex, to allow a new pipeline and roadway to be constructed by

Seller from the Stull Yard to its Big Creek processing facility and which easement may also include easement rights in Purchaser for its tailings line and an additional 8 inch line, it being understood that Purchaser does not own said property but will deal with the owner to attempt to acquire such easement; reasonable effort to be made to do so by the First Closing but in any event such later date that such can be accomplished (if it can be accomplished at all), attached hereto as Exhibit N (“Office Complex Easement”).

(14)     written evidence that the real property taxes for the year 2006 for the Stull Yard have been paid in full; and

(15)     a commitment for title insurance for standard form of coverage for the Stull Yard from Title Company with Seller as the proposed insured, in the amount of $830,000, with the effective date the date of the First Closing.

(c)     At the Second Closing Seller shall deliver to Title Company:

(1)     a title insurance policy in accordance with the commitment referred to above which insures Purchaser for the Pond, with effective date the date of the Second Closing.

At the Second Closing Purchaser shall deliver to Title Company:

(1)     the sum of $3,900,000;

(2)     the sum of $17,000 plus unpaid accrued interest in accordance with paragraph 3.(b)(5) above; and

(3)     a title insurance policy in accordance with the commitment referred to above which insures Seller for the Stull Yard, with effective date the date of the Second Closing.

(d)     The Second Closing date shall be extended to February 22, 2007 if Purchaser pays to Title Company on January 22, 2007 the sum of $132,500; extended to March 22, 2007 if Purchaser pays to Title Company on February 22, 2007 the additional sum of $132,500; extended to April 23, 2007 if Purchaser pays to Title Company on

March 22, 2007 the additional sum of $132,500. There shall be no extensions of the Second Closing date past April 23, 2007. The sums referred to above shall be disbursed by the Title Company to Seller on the date received, the parties being in agreement that said sums are nonrefundable and are in addition to the cash portion of the Purchase Price.

4.     Duties Of Title Company. The parties agree that the duties of the Title Company shall be as follows:

(a)     to issue the title insurance commitments and the title insurance policies in accordance with paragraph 3. above;

(b)     to disburse the sums paid by Purchaser to Title Company, in accordance with paragraph 3. above, to Seller, on the date of the First Closing and on the date of the Second Closing, as a part of the First and Second Closings, and the payments of extension of the Second Closing date (if any), it being agreed by Seller and Purchaser that any sums so paid are nonrefundable to Purchaser;

(c)     to hold in safekeeping the instruments delivered to Title Company by the parties at the First Closing in accordance with paragraphs 3. and 9. to the date of the Second Closing, at which time they shall be delivered by Title Company to the party intended to receive them if Closing occurs in accordance with this Agreement, and payment is made by Purchaser to Title Company in accordance with this Agreement (the foregoing being subject to (e) below), with recording of such documents to be the responsibility of Title Company;

(d)     to, in the alternative, in the event that Title Company is paid the extension sums set forth in paragraph 3.(d), thereby extending the Second Closing date, continue to hold the instruments without delivering them to a party, but deliver said instruments when the Second Closing does occur(the foregoing being subject to (e) below);

(e)     to, in the event Title Company receives written instructions from only Seller, at its option and in its sole discretion, that the Stull Yard Deed, the Office Complex Easement and the Stull Yard title insurance policy is to be delivered to Seller at the date of the Second Closing, or they are to be delivered at a subsequent date, or upon further written instructions at a subsequent date, follow such instructions, the parties hereto being in agreement that Title Company is authorized to follow such instructions;

(f)     to deliver to the Seller the documents executed by it and delivered to the Title Company for safekeeping for delivery to the Purchaser at the Second Closing, if Purchaser fails to pay the sum of $3,900,000 plus the sum of $17,000 and accrued interest on the Second Closing date, or at an extended Second Closing date pursuant to joint written instructions specified in subparagraph (e) above;

(g)     prepare and furnish to the parties a Closing Statement at the Second Closing, whereby the Seller is charged:

(1)     one-half of the Title Company’s fee for acting as Closing Agent and Escrow Agent;

(2)     the premium for the title insurance policy for the Pond;

(3)     the portion of real property taxes for the Pond for the year 2007 to the date of the Second Closing;

(4)     the recording fees for the recording of the documents delivered by the Seller; and whereby the Purchaser is charged:

(5)     one-half of the Title Company’s fee for acting as Closing Agent and Escrow Agent;

(6)     the premium for the title insurance policy for the Stull Yard;

(7)     the portion of real property taxes for the Stull Yard for the year 2007 to the date of the Second Closing;

(8)     the recording fees for the recording of the documents delivered by the Purchaser. The parties intend that Title Company may rely on the description of duties set forth above in this paragraph 4., and said description is set forth for the benefit of not only the parties hereto but also for the benefit of Title Company, and the parties agree that Title Company should perform its duties as set forth herein without the need of further instructions from the parties. The parties agree to do such other acts and execute and deliver such other documents and instruments as are reasonably necessary for the consummation of the transactions contemplated hereby, such as usual and customary documents which may be required by the Title Company in the course of the Title Company’s performance of its duties, or such as letters or other documents which might be requested by regulatory agencies.

5.     Condition Of Title.

(a)     Each party agrees to convey to the other good and merchantable title to the Pond and Stull Yard, as the case may be, free and clear of all liens and encumbrances, except for easements of record, in view or to be created in accordance with this Agreement and, with respect to the Pond, except claimed contract rights of Sunshine Precious Metals, Inc. or any successor in interest to that company, regarding the right to use the Pond.

(b)     Each party acknowledges that it has had ample opportunity to consider title insurance commitments caused to be furnished by each to the other prior to the date of this Agreement, and to otherwise examine the condition of title to the extent which each party desires. Upon the execution of this Agreement by the parties they each hereby waive any objection to condition of title that either of them may have which is reflected in the commitments for title insurance delivered at the First Closing, or which are easements of record or in view, or claimed contract rights as expressed in subparagraph (a) above.

(c)     Prior to the date of the Second Closing the parties agree that neither of them will take any action, or omit to take action, which changes the condition of title as it existed on the date of the First Closing with respect to the Pond and the Stull Yard. It is further agreed that the parties contemplate that on the Second Closing date the condition of title will not have changed from that reflected in the title insurance commitment delivered at the First Closing, and that title insurance policies will be issued in accordance with said commitments. If such is not the fact at the Second Closing due to acts by third parties, the parties will cooperate to resolve any title issues prior to the Second Closing, or either party affected may elect to waive such changed condition and proceed to close.

6.     Inspection, Sale “AS IS”, Waiver And Release.

(a)     Purchaser, Seller and their agents and representatives have inspected the Pond and the Stull Yard and have reviewed such documents pertaining to them which they desire to review. Each party is aware that the properties are situated within a super fund site, and that hazardous substances are situated upon the properties. Each party has disclosed to the other, to the best of the knowledge of each of them, material, relevant facts known by either party which an owner of either the Pond or the Stull Yard would want to know in the course of making a decision to acquire either property.

(b)     Except for the warranties to be included in the Stull Yard Deed and the Pond Deed, warranties, representations and agreements contained in this Agreement, and warranties, representations and agreements contained in the documents attached to this Agreement, Purchaser and Seller each acknowledge and agree that they are taking the Stull Yard and Pond “AS IS”, “WHERE IS”

and “WITH ALL FAULTS”. Each of Seller and Purchaser have not made, do not make and specifically disclaim any other representations, warranties, guaranties, commitments, promises or agreements of any kind, express or implied, with respect to the Pond and the Stull Yard, including, without limitation, governmental regulations, requirements or constraints, site or physical conditions, condition of those properties, matters affecting use, zoning or occupancy, profitability, availability, quantity or quality of water, environmental compliance, prospects for future improvements or future development, economic feasibility, marketability or any other matter relating to the Pond or Stull Yard.

(c)     Purchaser and Seller, and their successors and assigns, each waives, and releases the other party from, any and all claims, liabilities, losses, damages, costs and expenses, whether known or unknown, or foreseen or unforeseen, with respect to the condition of the Stull Yard or the Pond or any of the foregoing matters mentioned in this paragraph 6., except as otherwise provided in this Agreement or any of the documents attached to this Agreement.

(d)     In the event Purchaser fails to Close in accordance with this Agreement at the date of the Second Closing (January 22, 2007, or an extended date in accordance with this Agreement), Purchaser agrees it shall not have the right to utilize the Pond from such Second Closing date into the future, and Purchaser agrees that it shall not use the Pond from such Second Closing date into the future and Purchaser will terminate all of its own tailings, mine and mill waste water discharges into the Pond on said Second Closing date. Purchaser agrees that any right it may otherwise have to utilize the Pond is waived, relinquished and abandoned. It is agreed that in such event of failure to Close, Purchaser’s right to purchase the Pond in accordance with this Agreement is terminated as of the Second Closing date, or as said date may be extended in accordance with this Agreement.

7.    Condition Of Stull Yard And Pond After First Closing.

(a)     Seller agrees that at the date of the Second Closing the Pond will be in the same condition as exists on the date of this Agreement, subject to natural wear and tear, wear and tear due to Purchaser’s use of the same, to condemnation, casualties and other circumstances beyond Seller’s control. The parties agree that until the Pond Deed is delivered to Purchaser in accordance with this Agreement, Seller shall conduct the monitoring and reporting required by the NPDES permit or by any other permit and shall be the exclusive party to deal with and communicate with regulatory agencies regarding all matters and things having to do with the Pond. Seller shall not place any non-permitted waste into the Pond.

Seller agrees that Purchaser may use the Pond from the date of this Agreement to the date of the Second Closing. However, Purchaser agrees that until the Pond Deed is delivered to it in accordance with this Agreement it will not discharge mine water to the Pond in a quantity or of a quality which causes the terms and parameters of the NPDEs permit to be exceeded; it will not use the Pond in a fashion different from the use being made by Purchaser on October 1, 2006; it will not increase the quantity of discharge into the Pond beyond the quantity being discharged on October 1, 2006; and no mill tailings will be discharged into the Pond.

(b)     Purchaser agrees that at the date of the Second Closing, and until Seller directs that the Stull Yard Deed be delivered to it if such occurs after the Second Closing Date, the Stull Yard will be in the same condition as exists on the date of this Agreement, subject to natural wear and tear, condemnation, casualties and other circumstances beyond Purchaser’s control. Except, however, the parties recognize that this Agreement obligates Purchaser to take action in accordance with this Agreement to put the Stull Yard in condition to be conveyed to Seller, which change in condition constitutes an exception to the foregoing.

8.     Representations Of The Parties. In addition to representations and warranties which may be contained elsewhere in this Agreement or in the documents attached to this Agreement, the parties represent each to the other, as follows:

(a)     Seller represents:

(1)     that the NPDES permit is in good standing and, to the best of Seller’s knowledge, is not in jeopardy of being revoked by EPA. It hereby discloses that in the past EPA made comments to Seller about EPA’s intention to “inactivate” the permit on the grounds that there was no discharge from the Pond, but Seller explained to EPA that such action should not be taken, which explanation appeared to satisfy EPA. It is further disclosed that when and if Purchaser causes discharge from the Pond (if not before) it is likely that EPA will take a heightened interest in the permit, and proceed to reissue it with more stringent limitations and parameters.

(2)     that it has not placed non-permitted waste in the Pond since the date when Seller acquired ownership of the Pond;

(3)     that there are no suits or claims pending against Seller with respect to the Pond, and Seller is not in breach of any of the terms of the Decant Line Easement (said easement being Instrument No. 405610); and

(4)     that as of the date of this Agreement its only intention with respect to use of the Stull Yard is for a waste repository for solid waste generated at Seller’s Big Creek facility.

(b)     Purchaser represents:

(1)     that to the best of its knowledge the Stull Yard is zoned “NR”, which is “Natural Resources”; with respect to zoning laws, it is Purchaser’s understanding that the Stull Yard may be used for mining activities, including tailings ponds, and solid waste disposal if such waste is generated at Seller’s Big Creek facility, which is a mining activity; documents which support the foregoing understanding have been provided to Seller by Purchaser;

(2)     that there are no suits or claims pending against Purchaser with respect to the Stull Yard, except DEQ has issued a Consent Order with respect thereto; and

(3)     that as of the date of this Agreement its only intention with respect to use of the Pond is for placement of mill tailings and mine water generated at Purchaser’s Big Creek facility, and for the current Crescent Mine discharge and the current residential and golf course sewage discharge.

9.     Royalty For Third Party Waste. If, at any time in the future, either the Stull Yard or the Pond is utilized as a waste repository available to third parties, the parties hereto agree:

(a)     The party hereto, or its successors or assigns, utilizing such property for a waste repository available to third parties shall pay to the other party hereto a royalty in the amount of $2.00 per ton of waste placed in or upon such property.

(b)     Such $2.00 per ton shall be increased for inflation to the date placement of third party waste commences, and thereafter, to the end that the base of $2.00 shall reflect the increase in costs of operation of a waste repository over time, with a commensurate increase in the fees paid by third parties to dispose of waste in such facilities.

(c)     Such royalty shall be paid to the party due the same within 30 days from the end of each calendar quarter. The payment will be accompanied by a written report in reasonable detail sufficient to reveal and explain the facts upon which the payment is based. The royalty shall be based upon usual and customary accurate weighing, measuring and accounting.

(d)     The royalty provided herein is intended to run with the land, and will be documented with a memorandum of contract in the form attached hereto as Exhibit K (“Royalty Memo”), to be executed by the parties and delivered to the Title Company at the First Closing.

10.     Further Agreements Of The Parties. In addition to agreements between the parties contained elsewhere in this Agreement, they agree:

(a)     No Agents Or Brokers. Seller and Purchaser expressly acknowledge and agree that no finder, broker or agent has acted on their behalf or in any way in connection with the transactions contemplated by this Agreement, and no finder’s fees, commissions or fees for brokerage, agency or other services are due any party for or as a result of this Agreement.

(b)     Attorney’s Fees. Each party will pay its respective costs and expenses of legal representation associated with the negotiation and drafting of this Agreement.

(c)     Records And Files. Seller has organized for delivery to Purchaser the records and files pertaining to the Pond and the NPDES permit, including inspection reports, daily monitoring reports and Pond certification. Delivery of such records and files shall be made to Purchaser at the time of delivery to Purchaser of the Pond Deed. Purchaser shall have the right to inspect such records and files at any reasonable time, and on reasonable notice to Seller, prior to their delivery to Purchaser. Purchaser agrees to preserve such records after delivery and to allow Seller access to them and to take copies of them upon reasonable notice to Purchaser, if Seller has reasonable need for access and copies.

(d)     Cost Of Survey. The parties agree to divide equally the cost of the work of a professional surveyor to set monuments and draft legal descriptions, or do other things, necessary to the consummation of this transaction. Payment by each party to the surveyor or to the party who paid him shall be promptly made.

(e)     Fence Of Stull Yard. Purchaser agrees to fence that part of the Stull Yard which is not fenced now, using materials comparable to the existing fence, along property lines, and to a height of the currently existing fence. Such fence will be completed by the date of Second Closing, unless such work is delayed by bad weather, ongoing cleanup with which a fence would interfere or claims by neighbors with respect to the location of the boundary line.

(f)     Stull Yard Cleanup. Purchaser agrees to clean up the Stull Yard in accordance with that certain Consent Order issued by the Idaho Department Of Environmental Quality (“DEQ”) which is dated “Received August 16, 2006, Hull & Branstetter, Chartered”. In addition, if such Consent Order does not require it, the Stull Yard shall be in a clean and bare condition, but scrap metal under the surface may be left in place if such does not violate the Consent Order. However, car bodies and scrap metal which are not a part of the stream bank stabilization and which are located above the ordinary high water mark of Big Creek shall be removed.

The foregoing work shall be performed at the cost and expense of Purchaser prior to the date of the Second Closing, with written confirmation from DEQ, that all work is complete and in compliance with the Consent Order. Seller shall be provided by Purchaser with copies of work plans, remedial action reports, DEQ review reports, other reports and written communications between Purchaser and DEQ on an on-going basis with respect to the progress of, and completion of, the Stull Yard work described in this subparagraph (f). Seller shall not communicate in a negative way directly with the DEQ or its representatives regarding Purchaser’s asserted lack of performance of the Consent Order requirements, but instead Seller may communicate with Purchaser and its representatives with respect to Seller’s concerns, if any, with respect to Consent Order compliance. The foregoing sentence is not intended to bar Seller from discussing with DEQ Seller’s own plans for use of the Stull Yard, such as the timing of Seller’s own work as related to the timing of cleanup under the Consent Order, DEQ’s timing with respect to DEQ’s approval of Purchaser’s work under the Consent Order, DEQ’s process and progress with respect to its approval of Purchaser’s work under the Consent Order, and DEQ’s perception of the progress of Purchaser’s work under the Consent Order.

In the event Stull Yard cleanup is delayed by bad weather or by DEQ’s failure to promptly provide approvals as required by the Consent Order, the date for completion set forth above (date of Second Closing) shall be extended by agreement of the parties hereto for the reasonable period required to allow work to be complete. However, the Second Closing date shall not be extended for such reasons, and Seller shall nevertheless have the right, at its option and in its sole discretion, to direct delivery of the Stull Yard Deed, Office Complex Easement and Stull Yard title insurance policy to Seller in accordance with paragraph 4.(e). Such direction shall not relieve Purchaser of its responsibility for clean up as set forth herein, and Purchaser shall, after delivery of the Stull Yard Deed, whether before or after confirmation of compliance by DEQ, remain responsible at all times to DEQ for compliance with the Consent Decree.

(g)     Sewage Lift Station. The sewage lift station now located upon lands owned by Seller, which is associated however with discharge of sewage into the Pond, shall be relocated by Purchaser at its cost and expense to lands owned or controlled by Purchaser. Such shall be done and completed within a reasonable time from the date when the Pond Deed is delivered to Purchaser, but no later than June 23, 2007.

(h)     Further Instruments. The parties agree that if either of them should discover that some conveyance, easement, letter or other instrument is necessary to be provided by one party to the other party for the full use and enjoyment of the Stull Yard or the Pond, upon written notice from one party to the other which makes reasonable explanation of the situation, the parties will discuss such matter, and that which is needed, if reasonable, will be promptly provided.

11.     Indemnity And No Claim.

(a)     Purchaser agrees to indemnify and hold Seller harmless from and against claims, demands, actions and damages, including attorney’s fees, made by third parties against Seller arising from past operation of the Pond, or failure to properly operate the Pond, or for release or threatened release of hazardous substances from the Pond, except to the extent that any such claims, demands, actions and damages are directly attributed to the sole acts or omissions of Seller with respect to the handling and management of its own waste, generated by it, and deposited in the Pond prior to October 20, 2006.

In addition, Purchaser agrees to indemnify and hold Seller harmless from and against claims, demands, actions and damages, including attorney’s fees, made by third parties against Seller arising from any acts or omissions of Purchaser after delivery of the Pond Deed to Purchaser with respect to residential sewage, golf course sewage or Crescent Mine water as related to the Pond.

(b)     Seller agrees that it will make no claim against Purchaser with respect to claims, demands, actions and damages, including attorney’s fees, made against Seller by third parties arising from past operation of the Stull Yard, or for release or threatened release of hazardous substances from the Stull Yard, except for any such claims, demands, actions and damages, including attorney’s fees, which are directly attributed to the sole acts or omissions of Purchaser or its contractors with respect to the cleanup of the Stull Yard by Purchaser in accordance with the Consent Order or the other cleanup provisions of this Agreement referred to in paragraph 10.(f).

(c)     In the event of an occurrence which Seller asserts gives it the right to indemnification from Purchaser, Seller shall give prompt written notice thereof to Purchaser, and cooperate with Purchaser with respect to Purchaser’s investigation of the facts.

12.     Default And Remedies. In the event of breach of this agreement by either party, the party not in breach shall have all of the rights and remedies allowed by applicable law, subject to the following:

(a)     In the event of claimed or asserted breach of this Agreement, except for a breach attributed to failure to pay any sum of money due on a specific date in accordance with this Agreement, before filing suit for breach of contract, the party making the claim shall give written notice to the other party which explains in reasonable detail the facts giving rise to the claimed breach. The party in breach shall have 30 days from the date of receipt of such notice within which to cure the breach. If the item of breach of contract is not cured within such 30 day period, but the breaching party has acknowledged the breach and is diligently prosecuting a cure, the party asserting breach shall not file suit for breach of contract.

(b)     In the alternative, in the event of claimed or asserted material and substantial breach of this Agreement, except for a breach attributed to failure to pay any sum of money due on a specific date in accordance with this Agreement, the party making the claim shall give written notice to the other party which explains in reasonable detail the facts giving rise to the claimed material and substantial breach, and the intention of the party making the claim to terminate this Agreement upon failure to cure such material and substantial breach within 30 days from the breaching party’s receipt of the notice. If the item of material and substantial breach is not cured within 30 days from the receipt of such notice, but the breaching party has acknowledged the breach and is diligently prosecuting a cure, and it is reasonable to believe that a cure can be achieved within a reasonable time giving due consideration to all facts and circumstances and the best interests of each party, the party claiming the breach shall not give notice of termination of this Agreement. However, if such is not the case, the party claiming breach may give notice of termination of this Agreement, effective 30 days after receipt of the notice by the party in breach. Or, the party claiming breach may file suit for breach of contract, including termination of this Agreement for material and substantial breach.

13.    Various General Provisions.

(a)     No Assignment. Neither Seller nor Purchaser will assign any of their rights or obligations under this Agreement, in whole or in part, prior to delivery of the Stull Yard Deed and the Pond Deed to the party entitled thereto, except only for purposes of collateral or security in connection with a business financing in which a party is or may become engaged, and for such purpose upon consent of the other party which consent will not be unreasonably withheld, provided, however:

(1)     Thereafter (after delivery of the Pond Deed or failure to deliver it because of failure to Close in accordance with this Agreement) or the Stull Yard Deed (delivery in accordance with this Agreement), the party causing the delivery may assign its rights or obligations, or both, hereunder to an unrelated or unaffiliated third party with the prior written consent of the other party, which consent will not be unreasonably withheld if it appears from reasonably detailed evidence furnished by the assigning party that the proposed assignee is financially able to perform any remaining obligations of this Agreement, and agrees to be bound by this Agreement, and that the assigning party remains secondarily liable under this Agreement; and

(2)     Thereafter (after delivery of the Pond Deed or failure to deliver it because of failure to Close in accordance with this Agreement), or the Stull Yard Deed (delivery in accordance with this Agreement), the party causing the delivery may assign is rights or obligations, or both, hereunder to a related or affiliated third party with the prior written consent of the other party, which consent will not be unreasonably withheld if it appears from reasonably detailed evidence furnished by the assigning party that the proposed assignee is financially able to perform the remaining obligations of this Agreement, and agrees to be bound by this Agreement. In such case the assigning party shall not remain liable under this Agreement.

(b)     No Waiver. No action or failure to act by any party hereto will constitute a waiver of any right or duty of such party under this Agreement, nor will any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

(c)     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Idaho.

(d)     Notice. Any and all notices, elections and communications required or permitted by this Agreement will be made or given in writing and will be delivered in person, sent by reputable overnight courier, or sent by postage prepaid United States mail, certified return receipt requested, to the other parties at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The effective date of a notice, election or communication given by personal delivery will be the date of such delivery. The effective date of a notice, election or communication given by overnight courier or by mail will be the date such notice, election or communication is received by the addressee.

If to Seller:

President
Essential Metals Corporation
1098 Big Creek Road
P.O. Box 241
Kellogg, Idaho 83837

With a copy to:

J. Scott Bending, President
Formation Capital Corporation
1510-999 West Hastings Street
Vancouver, B.C., Canada V6C 2W2

If to Purchaser:

Michael Mooney
Corporate Secretary
Sterling Mining Company
609 Bank Street
Wallace, Idaho 83873

With a copy to:

Michael K. Branstetter
Hull & Branstetter, Chartered
416 River Steet
P.O. Box 709
Wallace, Idaho 83873-0709

If to Title Company:

Alliance Title And Escrow
Attn: Kari Hill
412 Cedar Street
Wallace, Idaho 83873

A copy of any notice to the Title Company given by a party hereto shall be given to the other party to this Agreement in accordance with this subparagraph (d).

(e)     Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties. There shall be no oral modification or amendment of this written agreement, whether by course of conduct or otherwise. There are no implied promises, covenants or agreements applicable to this Agreement, except the implied covenant of good faith and fair dealing.

(f)     Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

(g)     Counterparts, Facsimile Copies. This Agreement may be executed in counterparts which will be construed together as one instrument. It shall not be necessary when making proof of this Agreement to produce counterparts with original signatures, it being agreed that photocopies of signatures or signatures received by facsimile transmission shall have the same effect as original signatures.

(h)     No Third Party Beneficiaries, Binding Effect. Except as otherwise provided in this Agreement with respect to the Closing Agent, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing contained herein will give or be construed to give to any party, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i)     Time. Time is of the essence of this Agreement.

(j)     Survival. Except to the extent otherwise expressly provided in this Agreement, the promises, covenants and provisions of this Agreement will survive the First Closing and the Second Closing.

(k)     Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference. For convenience of the parties the Exhibits referred to herein are listed as follows:

Exhibit A	Legal description of Pond
Exhibit B1, B2	Legal description of Stull Yard
Exhibit C	Pond Deed
Exhibit D	NPDES Permit Assignment
Exhibit E	Decant Line Easements Assignment
Exhibit F	Tailings Line Easement
Exhibit G	Dam Safety Certificate Assignment
Exhibit H	Water Rights Deed

Exhibit I	Stull Yard Deed
(Exhibit J)	(Intentionally Not Created)
Exhibit K	Royalty Memo
Exhibit L	BLM Easement Assignment
Exhibit M	Monitoring Well Easement
Exhibit N	Office Complex Easement

(l)     Attorneys' Fees. Should any party to this Agreement retain counsel for the purpose of enforcing or preventing the breach of any provision of this Agreement, including, but not limited to, by instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such party's rights or obligations under this Agreement or for any other judicial remedy, then if the matter is settled by judicial determination, the prevailing party (whether at trial or on appeal) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all reasonable costs and expenses incurred, including but not limited to reasonable attorneys' fees and costs (at both trial and appellate levels) for services rendered to the prevailing party.

(m)     No Presumption Based on Authorship. No provision of this Agreement shall be construed against or in favor of any party by virtue of the authorship or purported authorship thereof.

IN WITNESS WHEREOF, the parties hereto set their hands on the date first written above.

STERLING MINING COMPANY

By /s/ Raymond De Motte
    Raymond De Motte, President

ESSENTIAL METALS CORPORATION

By /s/ John Allen
    John Allen, President